Exhibit 99.1

International Rectifier Names Peter Knepper

Acting Chief Financial Officer

International Rectifier Begins Formal Search for Chief Financial Officer

EL SEGUNDO, Calif.—(BUSINESS WIRE)—April 16, 2008—International Rectifier Corporation (NYSE:IRF) today announced that Peter B. Knepper will serve as Acting Chief Financial Officer, assuming the responsibility for all finance and accounting functions.  Mr. Knepper has been assisting International Rectifier since January 2008 and will focus on managing the functions as the Company transitions to a new Chief Financial Officer.  Mr. Knepper will report to Oleg Khaykin, International Rectifier’s President and Chief Executive Officer. Linda J. Pahl, who has been serving as the Company’s Acting Chief Financial Officer, will remain with the Company as a consultant to focus on the completion of the reconstruction and restatement of financial statements described in the Company’s public filings with the Securities and Exchange Commission (SEC).

Mr. Knepper, 59, brings more than 25 years of financial services and strategic planning experience to International Rectifier.  In his current capacity as a Partner with Tatum LLC and as the founder of Keystone Advisors, Mr. Knepper has advised and held senior financial management positions with several major corporations including interim Chief Financial Officer at MDI, Inc., a publicly traded company serving the security products industry.  He has also served as the Executive Vice President and Chief Financial Officer for Key3Media Group, Inc. Prior to Key3Media, Mr. Knepper served for ten years as Senior Vice President and Chief Financial Officer of Ticketmaster Group, Inc.

“We are confident in Peter’s ability to manage this role given his many years of experience and familiarity with the Company and the responsibilities of the CFO after serving as a consultant to us since January,” said Oleg Khaykin. “We are also pleased that Linda, who has done a tremendous job as our Acting CFO since last July, will continue with the Company.  These changes will allow us to bring focus and commitment to what are really two full-time jobs: completing the restatement process as quickly as possible, and building the optimal business model to create value for our shareholders.”

Mr. Knepper currently serves as a member of the board of directors of MDI Inc.

The Board of Directors has engaged Korn/Ferry International to conduct a search for a permanent chief financial officer. The search is being led by Dr. James Plummer, Chairman of the Corporate Governance and Nominating Committee.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” “continue” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson

310.529.0321